EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT: Frederick N. Cooper (215) 938-8312
December 6, 2011	fcooper@tollbrothersinc.com
Joseph R. Sicree (215) 938-8045
jsicree@tollbrothersinc.com
TOLL BROTHERS REPORTS 4TH QTR AND FYE 2011 RESULTS
Horsham, PA, December 6, 2011 — Toll Brothers, Inc. (NYSE:TOL) (www.tollbrothers.com), the nation’s leading builder of luxury homes, today announced results for earnings, revenues, contracts, and backlog for its fourth quarter and fiscal year ended October 31, 2011.
The Company reported FY 2011 fourth-quarter net income of $15.0 million, or $0.09 per share diluted, compared to FY 2010’s fourth-quarter net income of $50.5 million, or $0.30 per share diluted. FY 2011’s fourth quarter included a tax expense of $0.2 million, compared to a $59.9 million net tax benefit in FY 2010’s fourth quarter.
On a pre-tax basis, the Company reported FY 2011 fourth-quarter income of $15.3 million, compared to FY 2010’s fourth-quarter loss of $9.5 million. FY 2011’s fourth quarter included inventory and joint venture write-downs totaling $18.2 million, compared to $27.0 million in FY 2010, and charges related to early retirement of debt totaling $0.4 million in FY 2011, compared to $0.5 million in FY 2010. Excluding inventory and joint venture write-downs and debt retirement charges, FY 2011’s fourth-quarter pre-tax income was $33.9 million, compared to $18.1 million in FY 2010’s fourth quarter.
FY 2011’s fourth-quarter revenues and home building deliveries of $427.8 million and 757 units increased 6% in dollars and 8% in units, compared to FY 2010’s fourth-quarter totals of $402.6 million and 700 units.
FY 2011’s fourth-quarter net signed contracts of $390.0 million and 644 units rose 24% in dollars and 15% in units, compared to FY 2010’s fourth-quarter net signed contracts of $315.3 million and 558 units. The average price of fourth-quarter net signed contracts was $606,000, compared to $565,000 in FY 2010’s fourth quarter. On a per-community basis, FY 2011’s fourth-quarter net signed contracts of 3.04 units per community were 3% higher than FY 2010’s fourth-quarter total, 15% lower than FY 2009’s fourth-quarter total, and 63% and 46% higher than FY 2008’s and FY 2007’s fourth-quarter totals, respectively. They were, however, still well below the Company’s historical fourth-quarter average, dating back to 1990, of 5.87 units per community.
The Company’s contract cancellation rate (current-quarter cancellations divided by current-quarter gross signed contracts) was approximately 7.9% in the fourth quarter of FY 2011, compared to 8.8% in FY 2010’s fourth quarter. As a percentage of beginning-quarter backlog, FY 2011’s fourth-quarter cancellation rate was 3.1% compared to 3.3% in FY 2010’s same period. These rates were consistent with the Company’s pre-downturn historical averages.
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For its fiscal year ended October 31, 2011, the Company reported net income of $39.8 million, or $0.24 per share diluted, compared to a net loss of $3.4 million, or $0.02 per share diluted, for FY 2010. For FY 2011, the Company reported a pre-tax loss of $29.4 million, compared to a pre-tax loss of $117.2 million for FY 2010. FY 2011’s inventory and joint venture write-downs totaled $92.7 million, compared to $115.3 million of inventory and joint venture write-downs in FY 2010, and charges related to early retirement of debt in FY 2011 totaled $3.8 million, compared to $1.2 million in FY 2010. Excluding inventory and joint venture write-downs and debt retirement charges, FY 2011’s pre-tax income was $67.2 million, compared to a pre-tax loss of $0.7 million in FY 2010. FY 2011 included a net tax benefit of $69.2 million, compared to a net tax benefit of $113.8 million in FY 2010.
FY 2011 home building revenues of $1.48 billion and 2,611 units declined 1% in both dollars and units, compared to $1.49 billion and 2,642 units in FY 2010. FY 2011 net signed contracts of $1.60 billion and 2,784 units increased 9% in dollars and 7% in units, compared to $1.47 billion and 2,605 units in FY 2010. FY 2011’s contract cancellation rate (current-year cancellations divided by current-year gross signed contracts) was 6.1% as a percentage of gross signed contracts, compared to 6.6% for FY 2010.
The Company ended FY 2011 with a backlog of $981.1 million and 1,667 units, an increase of 15% in dollars and 12% in units, compared to FY 2010’s year-end backlog of $852.1 million and 1,494 units.
Toll Brothers ended FY 2011 with 215 selling communities, compared to 195 at FYE 2010. The Company ended FY 2011 with approximately 37,500 lots owned and optioned, compared to approximately 36,200 at the previous quarter-end and 34,900 one year earlier.
Toll Brothers ended FY 2011 with a net-debt-to-capital ratio(1) of 15.0%, compared to 13.6% at FYE 2010. The Company ended FY 2011 with $1.14 billion of cash and marketable securities, compared to $1.18 billion at FY 2011’s third-quarter end and $1.24 billion at FYE 2010. At FYE 2011, the Company also had $785 million available under its $885 million 12-bank credit facility, which matures in October 2014. In FY 2011’s fourth quarter, the Company used $48.5 million of cash to repurchase 3.0 million shares of stock, $10.4 million to retire $10.0 million of its Senior Notes due November 2012, and $35.6 million on land purchases. To date in FY 2012’s first quarter, the Company has deployed approximately $235 million in cash: $143.7 million for the purchase of CamWest in Seattle; $57.6 million, which was previously accrued, to acquire the Company’s land and cover other costs in conjunction with the settlement of the Inspirada litigation in Las Vegas; and the balance for other land purchases.
Douglas C. Yearley, Jr., Toll Brothers’ chief executive officer, stated: “Against a backdrop of U.S. government gridlock and persistently high unemployment rates at home, political and economic crises around the globe, and dramatic volatility in the capital markets, we produced our second consecutive quarter of pre-tax profitability and our sixth consecutive quarter of pre-tax, pre-impairment profitability. Our pre-impairment home building gross margin improved nearly 250 basis points in FY 2011 compared to FY 2010. Although U.S. housing starts remain down 60 percent from historical norms, we produced solid improvement in most key metrics in FY 2011.
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“Our strong balance sheet gives us the financial flexibility to invest for the future. During FY 2011, we spent approximately $281 million on land for our core traditional and urban new home business, purchasing approximately 3,400 lots and optioning another 5,800: this resulted in a net increase to 37,500 lots owned and controlled at FYE 2011 versus 34,700 at FYE 2010. Nearly 60% of our lots are concentrated in the land-constrained metro Washington DC to metro Boston corridor, which enjoys lower unemployment and greater affluence than many other regions. Recently, we announced our entry into the Seattle market through the acquisition of CamWest LLC, which added approximately 1,300 lots owned and 200 under option to our land position. During FY 2012, including Seattle, we project growing our community count by between 9% and 19% and reaching FYE 2012 with between 235 and 255 selling communities.
“The urban metro New York City market remains a bright light for us. In FY 2011, we opened for sale three new buildings under our “Toll Brothers City Living” brand. We launched 1450 Washington Avenue, the fourth building in our successful Hudson Tea project at the northern tip of Hoboken, New Jersey. In Manhattan, we opened The Touraine on the Upper East Side at 65th Street and Lexington Avenue, a small boutique building with an average projected sales price of $5 million per unit. On the Brooklyn waterfront, we opened 205 Water Street in the DUMBO neighborhood. Before opening for sale, The Touraine and 205 Water each had lists of over 3,000 potential customers who had expressed interest. In total, in the urban metro New York City market, we have completed 13 buildings of approximately 2,550 units, approximately 2,430 of which have been sold; we are in construction on three buildings of 245 units; and have eight more buildings of approximately 1,600 units in planning.
“Gibraltar Capital and Asset Management, LLC (“Gibraltar”), our wholly owned subsidiary formed to purchase distressed loans and assets, completed four transactions in FY 2011. The transactions involved the purchase of 121 non-performing loans, the combined outstanding balance of which was approximately $272 million. With Gibraltar’s specialized skills in the valuation and management of distressed real estate development assets, we have now completed transactions totaling approximately $2.0 billion of non-performing loans and real estate assets in partnerships and on our own. We currently have approximately $100 million invested in Gibraltar and continue to seek opportunities to leverage Gibraltar’s strengths with Toll Brothers’ expertise, relationships, well-known brand name, nationwide presence, and capital.”
Martin P. Connor, Toll Brothers’ chief financial officer, stated: “In this challenging environment, we are encouraged by our improving margins and continued string of modest profitability. We have enjoyed margin improvement in each of the past four quarters compared to the prior year’s same periods.
“We believe that earnings growth can come from increasing our community count, but that significant margin improvement will only be achieved once we see the return of some urgency to the market, which should lead to increased sales prices and paces.
”Although in FY 2011, we did purchase 3 million shares of stock and retire $55 million of debt, in FY 2012, our main focus will be in growing our business.
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“Subject to the caveats in our Statement on Forward-Looking Information included in this release, we offer the following limited guidance:
“Based on our FYE 2011 backlog and our current community count, we currently estimate that we will deliver between 2,400 and 3,200 homes in FY 2012 at an average price of between $550,000 and $575,000 per home.”
Robert I. Toll, executive chairman, stated: “We believe that a strengthening of the housing market is key to an economic recovery. It will reduce unemployment, which will improve consumer confidence and bring on more demand.
“Unemployment nationally among college graduates is well below 5%. We, therefore, believe that our customers have the ability to buy. They are aware of the tremendous affordability of homes and the record low interest rates. However, a lack of confidence in the direction of the economy is perhaps the biggest impediment to releasing what we believe is significant pent-up demand.
“As we look to the future we believe we are well positioned. Our national brand name as “America’s Luxury Home Builder”, the breadth of products we offer, and the geographic diversity of the markets in which we operate afford us significant opportunities for growth. Our financial strength, which ranks us among the top two credit-rated home building companies, provides us a competitive advantage in accessing capital and closing deals with sellers. And our solid land position and limited competition in the upscale market should give us a head start as markets recover.”
Toll Brothers’ financial highlights for the fourth quarter and fiscal year ended October 31, 2011 (unaudited):
•	FY 2011’s fourth-quarter net income was $15.0 million, or $0.09 per share diluted, compared to FY 2010’s fourth-quarter net income of $50.5 million, or $0.30 per share diluted.
•	FY 2011’s fourth quarter included a tax expense of $0.2 million compared to a $59.9 million tax benefit in FY 2010’s fourth quarter.
•
FY 2011’s fourth-quarter pre-tax income was $15.3 million, compared to a FY 2010 fourth-quarter pre-tax loss of $9.5 million. FY 2011’s fourth-quarter results included a pre-tax charge of $0.4 million associated with the early retirement of debt and pre-tax write-downs of $18.2 million: $0.8 million of the write-downs was attributable to operating communities, $0.9 million to owned land for future communities, $15.3 million to land controlled for future communities and $5.2 million to our investment in one of our joint ventures. These were offset, in part, by a $3.9 million reversal of accruals no longer needed related to joint ventures. FY 2010’s fourth-quarter results included a pre-tax charge of $0.5 million associated with the early retirement of debt and pre-tax write-downs of $27.0 million.

•
Excluding inventory and joint venture write-downs and charges on early debt retirement, FY 2011’s fourth-quarter pre-tax income was $33.9 million, compared to pre-tax income of $18.1 million in FY 2010’s fourth quarter.

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•
FY 2011’s fourth-quarter gross margin improved to 15.3% from 9.6% in FY 2010’s fourth quarter. Excluding write-downs and interest, FY 2011’s fourth-quarter gross margin improved to 24.2% from 21.4% in FY 2010’s fourth quarter. An accrual reversal of $2.1 million on a favorable legal ruling improved FY 2011’s fourth quarter gross margin by approximately 50 basis points.

•	FY 2011’s net income was $39.8 million, or $0.24 per share diluted, compared to FY 2010’s net loss of $3.4 million, or $0.02 per share diluted.
•
FY 2011’s pre-tax loss was $29.4 million, compared to FY 2010’s pre-tax loss of $117.2 million. FY 2011’s results included a pre-tax charge of $3.8 million associated with early retirement of debt and pre-tax write-downs of $92.7 million: $17.2 million of the write-downs was attributable to operating communities, $16.9 million to owned land for future communities, $17.8 million to land controlled for future communities and $40.9 million to our investment in joint ventures. FY 2010’s results included pre-tax write-downs totaling $115.3 million and pre-tax charges of $1.2 million due to early retirement of debt.

•	Excluding write-downs and charges related to early retirement of debt, FY 2011’s pre-tax income was $67.2 million, compared to a pre-tax loss of $0.7 million for FY 2010.
•
FY 2011’s fourth-quarter revenues and home building deliveries of $427.8 million and 757 units increased 6% in dollars and 8% in units, compared to FY 2010’s fourth-quarter results of $402.6 million and 700 units.

•
For FY 2011, home building revenues of $1.48 billion and 2,611 units declined 1% in both dollars and units, compared to FY 2010’s results of $1.49 billion and 2,642 units. FY 2011 net signed contracts of $1.60 billion and 2,784 units increased 9% in dollars and 7% in units, compared to FY 2010’s results of $1.47 billion and 2,605 units.

•
In FY 2011’s fourth quarter, unconsolidated entities in which the Company had an interest delivered $34.8 million of homes, compared to $67.9 million in the fourth quarter of FY 2010. In FY 2011, unconsolidated entities in which the Company had an interest delivered $233.4 million of homes, compared to $131.2 million in FY 2010. The Company recorded its share of the results from these entities’ operations in “(Loss)/Income from Unconsolidated Entities” on the Company’s Statement of Operations.

•
The Company signed gross contracts of $421.4 million and 699 units in FY 2011’s fourth quarter, an increase of 22% and 14%, respectively, compared to $345.3 million and 612 gross contracts signed in FY 2010’s fourth quarter. The Company signed 2,965 gross contracts totaling $1.71 billion in FY 2011, an increase of 6% in units and 9% in dollars, compared to the 2,789 gross contracts totaling $1.57 billion signed in FY 2010.

•	The average price per unit of gross contracts signed in FY 2011’s fourth quarter was $603,000, compared to $570,000 in FY 2011’s third quarter and $564,000 in FY 2010’s fourth quarter.
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•
FY 2011’s fourth-quarter net signed contracts of $390.0 million and 644 rose 24% in dollars and 15% in units, compared to FY 2010’s fourth-quarter net signed contracts of $315.3 million and 558 units. The Company’s FY 2011 net contracts of $1.60 billion and 2,784 units increased by 9% and 7%, respectively, compared to net contracts of $1.47 billion and 2,605 units in FY 2010.

•
The average price per unit of net contracts signed in FY 2011’s fourth quarter was $606,000, compared to $570,000 in FY 2011’s third quarter and $565,000 in FY 2010’s fourth quarter: The growth in average price was partially attributable to the increase in contracts in the urban metro New York City market.

•	The average price per unit of cancellations in FY 2011’s fourth quarter was $571,000, compared to $570,000 in FY 2011’s third quarter and $554,000 in FY 2010’s fourth quarter.
•
In FY 2011, fourth-quarter cancellations totaled 55. This compared to 57, 36, and 33 in FY 2011’s third, second, and first quarters; and 54, 46, 46, and 38, respectively, in FY 2010’s fourth, third, second, and first quarters.

•
FY 2011’s fourth-quarter cancellation rate (current-quarter cancellations divided by current-quarter signed contracts) was 7.9%. This compared to 7.4%, 3.9%, and 5.7% in FY 2011’s third, second, and first quarters; and 8.8%, 6.2%, 5.3%, and 6.7%, respectively, in FY 2010’s fourth, third, second, and first quarters.

•
As a percentage of beginning-quarter backlog, FY 2011’s fourth-quarter cancellation rate was 3.1%. This compared to 3.2%, 2.4%, and 2.3% in FY 2011’s third, second, and first quarters; and 3.3%, 2.6%, 3.1%, and 2.5%, respectively, in FY 2010’s fourth, third, second, and first quarters.

•
The Company ended FY 2011 with a backlog of approximately $981.1 million and 1,667 units, which increased 15% in dollars and 12% in units, compared to FY 2010’s year-end backlog of $852.1 million and 1,494 units.

•
At October 31, 2011, unconsolidated entities in which the Company had an interest had a backlog of $21.0 million, compared to $91.2 million at October 31, 2010. In FY 2011’s fourth quarter and twelve-month periods, such unconsolidated entities produced $29.6 million and $163.1 million of contracts, respectively, compared to $49.7 million and $185.7 million, respectively, in the previous year.

•
The Company ended FY 2011 with $1.14 billion of cash and marketable securities, compared to $1.18 billion at FY 2011’s third-quarter end and $1.24 billion at FYE 2010. The Company used $48.5 million of cash in the fourth quarter to repurchase 3.0 million shares of stock, $10.4 million to retire $10.0 million of its Senior Notes due November 2012, and $35.6 million on land purchases. At FYE 2011, the Company also had $785 million available under its $885 million 12-bank credit facility, which matures in October 2014.

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•
As of this report date, in FY 2012’s first quarter, the Company has deployed approximately $235 million in cash: $143.7 million for the purchase of CamWest in Seattle; $57.6 million to acquire our land and cover other costs in conjunction with the settlement of the Inspirada litigation in Las Vegas; and the rest for various land purchases.

•	The Company’s Stockholders’ Equity at FYE 2011 was $2.59 billion, compared to $2.56 billion at FYE 2010.
•	The Company ended FY 2011 with a net-debt-to-capital ratio(1) of 15.0%, compared to 13.9% at FY 2011’s third-quarter end and 13.6% at FYE 2010.
•
The Company ended FY 2011 with approximately 37,500 lots owned and optioned, compared to 36,200 one quarter earlier, 34,900 one year earlier, and 91,200 at its peak at FY 2006’s second-quarter end. At FYE 2011, approximately 30,200 of these lots were owned, of which approximately 11,700 lots, including those in backlog, were substantially improved.

•	In the fourth quarter of FY 2011, the Company purchased 550 lots for approximately $35.6 million, and, for the full fiscal year, purchased 3,440 lots for approximately $280.6 million.
•
The Company expects to end FY 2012 with between 235 and 255 selling communities, compared to its peak of 325 communities at FY 2007’s second-quarter end. The Company ended FY 2011 with 215 selling communities, compared to 207 at FY 2011’s third-quarter end and 195 at FYE 2010. The acquisition of CamWest will increase by 15 FY 2012’s first quarter selling community total.

•
Based on FYE 2011’s backlog and the pace of activity at its communities, the Company currently estimates it will deliver between 2,400 and 3,200 homes in FY 2012. It believes the average delivered price for FY 2012 will be between $550,000 and $575,000 per home.

•	The Company’s Gibraltar subsidiary contributed $1.7 million of income to FY 2011’s fourth quarter results and $6.9 million of income to FY 2011’s full-year results.

(1)
Net debt-to-capital is calculated as total debt minus mortgage warehouse loans minus cash and marketable securities, divided by total debt minus mortgage warehouse loans minus cash and marketable securities plus stockholders’ equity.

Toll Brothers will be broadcasting live via the Investor Relations section of its website, www.tollbrothers.com, a conference call hosted by CEO Douglas C. Yearley, Jr. at 2:00 p.m. (EST) today, December 6, 2011, to discuss these results and its outlook for FY 2012. To access the call, enter the Toll Brothers website, click on the Investor Relations page, and select “Conference Calls.” Participants are encouraged to log on at least fifteen minutes prior to the start of the presentation to register and download any necessary software.
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The call can be heard live with an online replay which will follow. Podcast (iTunes required) and MP3 format replays will be available approximately 48 hours after the conference call via the “Conference Calls” section of the Investor Relations portion of the Toll Brothers website.
Toll Brothers, Inc. is the nation’s leading builder of luxury homes. The Company began business in 1967 and became a public company in 1986. Its common stock is listed on the New York Stock Exchange under the symbol “TOL.” The Company serves move-up, empty-nester, active-adult, and second-home buyers and operates in 20 states: Arizona, California, Colorado, Connecticut, Delaware, Florida, Illinois, Maryland, Massachusetts, Michigan, Minnesota, Nevada, New Jersey, New York, North Carolina, Pennsylvania, South Carolina, Texas, Virginia, and Washington.
Toll Brothers builds an array of luxury residential communities, principally on land it develops and improves: single-family detached and attached home communities, master planned resort-style golf communities, and urban low-, mid- and high-rise communities. The Company operates its own architectural, engineering, mortgage, title, land development and land sale, golf course development and management, home security, and landscape subsidiaries. The Company also operates its own lumber distribution, house component assembly, and manufacturing operations. The Company acquires and develops commercial properties through Toll Commercial and its affiliate, Toll Brothers Realty Trust, and purchases large distressed real estate portfolios through its wholly owned subsidiary, Gibraltar Capital and Asset Management.
Toll Brothers is honored to have won the three most coveted awards in the homebuilding industry: America’s Best Builder from the National Association of Home Builders, the National Housing Quality Award, and Builder of the Year. Toll Brothers proudly supports the communities in which it builds; among other philanthropic pursuits, the Company sponsors the Toll Brothers Metropolitan Opera International Radio Network, bringing opera to neighborhoods throughout the world. For more information, visit www.tollbrothers.com.
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Certain information included in this release is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, information related to: anticipated operating results; financial resources and condition; selling communities; home deliveries; average home prices; consumer demand and confidence; contract pricing; business and investment opportunities; and market and industry trends.
Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company reports, SEC filings, statements and presentations. These risks and uncertainties include, among others: local, regional, national and international economic conditions; fluctuating consumer demand and confidence; interest and unemployment rates; changes in sales conditions, including home prices, in the markets where we build homes; the competitive environment in which we operate; the availability and cost of land for future growth; conditions that could result in inventory write-downs or write-downs associated with investments in unconsolidated entities; the ability to recover our deferred tax assets; the availability of capital; uncertainties in the capital and securities markets; liquidity in the credit markets; changes in tax laws and their interpretation; effects of governmental legislation and regulation; the outcome of various legal proceedings; the availability of adequate insurance at reasonable cost; the impact of construction defect, product liability and home warranty claims, including the adequacy of self-insurance accruals, the applicability and sufficiency of our insurance coverage; the ability of customers to obtain financing for the purchase of homes; the ability of home buyers to sell their existing homes; the ability of the participants in various joint ventures to honor their commitments; the availability and cost of labor and building and construction materials; the cost of raw materials; construction delays; domestic and international political events; and weather conditions.
Any or all of the forward-looking statements included in this release are not guarantees of future performance and may turn out to be inaccurate. Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.
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TOLL BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	October 31,	October 31,
	2011	2010
	(Unaudited)
ASSETS
Cash and cash equivalents	$906,340	$1,039,060
Marketable securities	233,572	197,867
Restricted cash	19,760	60,906
Inventory	3,416,723	3,241,725
Property, construction and office equipment, net	99,712	79,916
Receivables, prepaid expenses and other assets	105,576	97,039
Mortgage loans receivable	63,175	93,644
Customer deposits held in escrow	14,859	21,366
Investments in and advances to unconsolidated entities	126,355	198,442
Investment in non-performing loan portfolios and foreclosed real estate	69,174	—
Income tax refund recoverable	—	141,590

	$5,055,246	$5,171,555

LIABILITIES AND EQUITY
Liabilities:
Loans payable	$106,556	$94,491
Senior notes	1,490,972	1,544,110
Mortgage company warehouse loan	57,409	72,367
Customer deposits	83,824	77,156
Accounts payable	96,817	91,738
Accrued expenses	521,051	570,321
Income taxes payable	106,066	162,359

Total liabilities	2,462,695	2,612,542

Equity:
Stockholders’ Equity
Common stock	1,687	1,664
Additional paid-in capital	400,382	360,006
Retained earnings	2,234,251	2,194,456
Treasury stock, at cost	(47,065)	(96)
Accumulated other comprehensive loss	(2,902)	(577)

Total stockholders’ equity	2,586,353	2,555,453
Noncontrolling interest	6,198	3,560

Total equity	2,592,551	2,559,013

	$5,055,246	$5,171,555

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TOLL BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amount in thousands, except per share data)
(Unaudited)

	Twelve Months Ended		Three Months Ended
	October 31,		October 31,
	2011	2010	2011	2010

Revenues	$1,475,881	$1,494,771	$427,785	$402,600

Cost of revenues	1,260,770	1,376,558	362,504	363,983
Selling, general and administrative expenses	261,355	263,224	68,449	69,237
Interest expense	1,504	22,751		4,163

	1,523,629	1,662,533	430,953	437,383

Loss from operations	(47,748)	(167,762)	(3,168)	(34,783)
Other:
(Loss) income from unconsolidated entities	(1,194)	23,470	9,811	18,653
Interest and other	23,403	28,313	9,047	7,179
Expenses related to early retirement of debt	(3,827)	(1,208)	(413)	(516)

(Loss) income before income taxes	(29,366)	(117,187)	15,277	(9,467)
Income tax (benefit) provision	(69,161)	(113,813)	234	(59,946)

Net income (loss)	$39,795	$(3,374)	$15,043	$50,479

Income (loss) per share:
Basic	$0.24	$(0.02)	$0.09	$0.30

Diluted	$0.24	$(0.02)	$0.09	$0.30

Weighted-average number of shares:
Basic	167,140	165,666	166,896	166,269

Diluted	168,381	165,666	167,525	167,777

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TOLL BROTHERS, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA
(Amount in thousands)
(unaudited)

	Twelve Months Ended		Three Months Ended
	October 31,		October 31,
	2011	2010	2011	2010

Impairment charges recognized:
Cost of sales	$51,837	$115,258	$16,976	$27,038
Loss from unconsolidated entities	40,870	—	1,270	—

	$92,707	$115,258	$18,246	$27,038

Depreciation and amortization	$13,370	$17,206	$2,710	$3,637

Interest incurred	$114,761	$114,975	$27,941	$27,235

Interest expense:
Charged to cost of sales	$77,623	$75,876	$21,296	$20,466
Charged to selling, general and administrative expense	1,504	22,751	—	4,163
Charged to interest income and other	1,155	8,369	294	6,583

	$80,282	$106,996	$21,590	$31,212

Home sites controlled:
Owned	30,199	28,891
Optioned	7,298	5,961

	37,497	34,852

Lots improved	11,693	10,457

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Toll Brothers operates in four geographic segments:

North:	Connecticut, Illinois, Massachusetts, Michigan, Minnesota, New Jersey and New York
Mid-Atlantic:	Delaware, Maryland, Pennsylvania and Virginia
South:	Florida, North Carolina, South Carolina and Texas
West:	Arizona, California, Colorado and Nevada

	Three Months Ended		Three Months Ended
	October 31,		October 31,
	Units		$ (Millions)
HOME BUILDING REVENUES	2011	2010	2011	2010

North	205	199	$108.0	$102.0
Mid-Atlantic	262	217	148.7	127.9
South	159	145	87.7	75.3
West	131	139	83.4	97.4

Total consolidated	757	700	$427.8	$402.6

CONTRACTS

North	179	183	$115.4	$96.8
Mid-Atlantic	225	184	125.0	106.3
South	133	107	81.9	57.5
West	107	84	67.7	54.7

Total consolidated	644	558	$390.0	$315.3

BACKLOG

North	553	521	$307.4	$259.3
Mid-Atlantic	487	475	288.9	284.4
South	442	296	263.2	159.7
West	185	202	121.6	148.7

Total consolidated	1,667	1,494	$981.1	$852.1

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	Twelve Months Ended		Twelve Months Ended
	October 31,		October 31,
	Units		$ (Millions)
HOME BUILDING REVENUES	2011	2010	2011	2010

North	718	774	$381.6	$407.7
Mid-Atlantic	887	876	499.7	488.4
South	522	498	285.0	264.3
West	484	494	309.6	334.4

Total consolidated	2,611	2,642	$1,475.9	$1,494.8

CONTRACTS

North	750	745	$429.6	$383.4
Mid-Atlantic	899	858	504.3	479.1
South	668	512	388.5	276.0
West	467	490	282.4	333.5

Total consolidated	2,784	2,605	$1,604.8	$1,472.0

Unconsolidated entities:
Information related to revenues and contracts of entities in which we have an interest for the three-month and twelve-months periods ended October 31, 2011 and 2010 is as follows:

	2011	2010	2011	2010
	Units	Units	$ (Mill)	$ (Mill)
Three months ended October 31,
Revenues	42	82	$34.8	$67.9
Contracts	33	63	$29.6	$49.7

Twelve months ended October 31,
Revenues	284	169	$233.4	$131.2
Contracts	184	238	$163.1	$185.7

Backlog at October 31,	26	126	$21.0	$91.2
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